Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL REPORTS third QUARTER 2020 Results

—Reports Earnings of $1.62 per Diluted Share—

SANTA ANA, Calif., Oct. 22, 2020 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the third quarter ended Sept. 30, 2020.

Current Quarter Highlights

•	Total revenue of $1.9 billion, up 15 percent compared with last year
-	Closed title orders up 30 percent, driven by an 85 percent increase in refinance orders
-	Average revenue per order down 13 percent, driven by the shift to refinance transactions
•	Net realized investment gains of $45.0 million, or 30 cents per diluted share, primarily due to the change in the fair value of equity securities
•	Title Insurance and Services segment record pretax margin of 19.0 percent
-	17.1 percent excluding net realized investment gains
•	Commercial revenues of $142.6 million, down 29 percent compared with last year
•	Cash flow from operations of $313.1 million, compared with $310.6 million last year
•	Initiated a process for the sale of the property and casualty business
-	Recorded pretax impairment on assets held for sale of $73.3 million, or 49 cents per diluted share, within the Specialty Insurance segment

Selected Financial Information

($ in millions, except per share data)

	Three Months Ended
	September 30,
	2020	2019
Total revenue	$1,913.7	$1,671.2
Income before taxes	243.4	245.3

Net income	$182.3	$187.2
Net income per diluted share	1.62	1.65

Total revenue for the third quarter of 2020 was $1.9 billion, an increase of 15 percent relative to the third quarter of 2019. Net income in the current quarter was $182.3 million, or $1.62 per diluted share, compared with net income of $187.2 million, or $1.65 per diluted share, in the third quarter of 2019. Net realized investment gains in the current quarter were $45.0 million, or 30 cents per diluted share, compared with net realized investment gains of $1.5 million, or 1 cent per diluted share, in the third quarter of last year. In addition, a pretax impairment of assets held for sale of $73.3 million, or 49 cents per diluted share, was recorded related to the property and casualty business within the Specialty Insurance segment.

“Our third-quarter financial results were strong, achieving a record pretax title margin of 19 percent,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “Our

-more-

First American Financial Reports Third Quarter 2020 Results

purchase and refinance businesses are performing well, benefiting from strong order trends and our continued focus on cost efficiency. Given low mortgage rates and robust demand for housing, we expect refinance and purchase activity to remain at elevated levels for the remainder of the year. The commercial market continued to improve during the quarter and we are optimistic, given a better pipeline, as we head into the seasonally strong fourth quarter.

“During the quarter, we initiated a process for the sale of our property and casualty business. While the business, until recently, has performed well, we decided to maintain focus on our core business and redeploy the capital to areas with higher expected returns.”

Title Insurance and Services

($ in millions, except average revenue per order)

	Three Months Ended
	September 30,
	2020	2019
Total revenues	$1,772.0	$1,540.7

Income before taxes	$337.5	$253.6
Pretax margin	19.0%	16.5%

Title open orders(1)	410,600	317,300
Title closed orders(1)	291,500	224,100

U.S. Commercial
Total revenues	$142.6	$199.6
Open orders	31,100	33,500
Closed orders	15,900	18,500
Average revenue per order	$9,000	$10,800
(1) U.S. direct title insurance orders only.

Total revenues for the Title Insurance and Services segment during the third quarter were $1.8 billion, up 15 percent compared with the same quarter of 2019. Direct premiums and escrow fees were up 12 percent compared with the third quarter of 2019, driven by a 30 percent increase in the number of direct title orders closed that was partially offset by a 13 percent decline in the average revenue per direct title order closed. The average revenue per direct title order declined to $2,193, primarily due to the shift in the order mix from higher-premium commercial transactions to lower-premium residential refinance transactions. Agent premiums, which are recorded on approximately a one-quarter lag relative to direct premiums, were up 10 percent in the current quarter as compared with last year.

Information and other revenues were $282.7 million this quarter, up 38 percent compared with the same quarter of last year. The increase was primarily due to the growth in mortgage originations that led to higher demand for the company’s title information products, the recent acquisition of Docutech and revenues from services provided to support a temporary pandemic-related government program in Canada.

Investment income was $44.7 million in the third quarter, down $27.3 million, or 38 percent, primarily due to the impact of the decline in short-term interest rates on the investment portfolio and cash

-more-

First American Financial Reports Third Quarter 2020 Results

balances. Net realized investment gains totaled $41.3 million in the current quarter, primarily due to the change in the fair value of equity securities, compared with gains of $0.4 million in the third quarter of 2019.

Personnel costs were $481.4 million in the third quarter, an increase of $33.6 million, or 8 percent, compared with the same quarter of 2019. This increase was primarily attributable to higher incentive compensation and salary expense, and higher costs as a result of recent acquisitions, partly offset by lower employee benefit expense.

Other operating expenses were $251.3 million in the third quarter, up $32.6 million, or 15 percent, compared with the third quarter of 2019. The increase was primarily due to higher production-related costs as a result of the growth in order volume.

The provision for policy losses and other claims was $70.2 million in the third quarter, or 5.0 percent of title premiums and escrow fees, an increase from a 4.0 percent loss provision rate in the prior year. The current quarter rate reflects an ultimate loss rate of 4.5 percent for the current policy year with a $7.0 million increase in the loss reserve estimates for prior policy years. In the third quarter, incurred title claims were $32.7 million, a 21 percent decline relative to 2019.

Depreciation and amortization expense was $36.2 million in the third quarter, up $6.4 million, or 21 percent, compared with the same period last year, primarily due to the amortization of intangibles related to recent acquisitions.

Pretax income for the Title Insurance and Services segment was $337.5 million in the third quarter, compared with $253.6 million in the third quarter of 2019. Pretax margin was 19.0 percent in the current quarter, compared with 16.5 percent last year. Excluding the impact of net realized investment gains, the pretax margin was 17.1 percent this year, compared with 16.4 percent last year.

Specialty Insurance

($ in millions)

	Three Months Ended
	September 30,
	2020	2019
Total revenues	$136.3	$129.2

Income before taxes	$(72.1)	$11.0
Pretax margin	(52.9%)	8.5%

Total revenues for the Specialty Insurance segment were $136.3 million in the third quarter of 2020, an increase of 6 percent compared with the third quarter of 2019. This quarter, the segment’s financial results were driven by a $73.3 million impairment on assets held for sale in the property and casualty business. The overall loss ratio for the segment was 69.0 percent, up from 60.9 percent last year due to higher claim losses in both the property and casualty and home warranty businesses. The home warranty business continued to experience higher claim frequency in the third quarter, significantly driven by claims in the appliance and plumbing trades likely due to the coronavirus pandemic.

-more-

First American Financial Reports Third Quarter 2020 Results

Teleconference/Webcast

First American’s third quarter 2020 results will be discussed in more detail on Thursday, October 22, 2020, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial +1-201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through November 5, 2020, by dialing 201-612-7415 and using the conference ID 13711297. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; banking, trust and wealth management services; and other related products and services. With total revenue of $6.2 billion in 2019, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2020, First American was named to the Fortune 100 Best Companies to Work For® list for the fifth consecutive year. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its U.S. direct title insurance operations, which are posted approximately 10 to 12 days after the end of each month.

-more-

First American Financial Reports Third Quarter 2020 Results

Forward-Looking Statements

Certain statements made in this press release and the related management commentary contain, and responses to investor questions may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; the coronavirus pandemic and responses thereto; impairments in the company’s goodwill or other intangible assets; uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; failures at financial institutions where the company deposits funds; regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; use of social media by the company and other parties; regulation of title insurance rates; limitations on access to public records and other data; climate change, health crises, severe weather conditions and other catastrophe events; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; any inadequacy in the company’s risk management framework; systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures; innovation efforts of the company and other industry participants and any related market disruption; errors and fraud involving the transfer of funds; the company’s use of a global workforce; inability of the company’s subsidiaries to pay dividends or repay funds; and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended June 30, 2020, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made.  The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, success ratios, net operating revenues; and adjusted revenues, adjusted pretax income, adjusted earnings per share, and adjusted pretax margins for the company, its title insurance and services segment and its specialty insurance segment. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact: Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation 714-250-5214

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Summary of Consolidated Financial Results and Selected Information
(in thousands, except per share amounts and title orders, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total revenues	$1,913,721	$1,671,196	$4,935,393	$4,473,397

Income before income taxes	$243,371	$245,338	$540,990	$616,505
Income tax expense	59,780	57,171	121,859	131,263
Net income	183,591	188,167	419,131	485,242
Less: Net income attributable to noncontrolling interests	1,312	985	2,993	1,830
Net income attributable to the Company	$182,279	$187,182	$416,138	$483,412

Net income per share attributable to stockholders:
Basic	$1.62	$1.65	$3.69	$4.28
Diluted	$1.62	$1.65	$3.68	$4.26

Cash dividends declared per share	$0.44	$0.42	$1.32	$1.26

Weighted average common shares outstanding:
Basic	112,584	113,163	112,913	112,983
Diluted	112,843	113,741	113,176	113,509

Selected Title Insurance Segment Information
Title orders opened(1)	410,600	317,300	1,116,300	841,300
Title orders closed(1)	291,500	224,100	748,700	571,600
Paid title claims	$43,134	$38,451	$120,852	$119,738

(1) U.S. direct title insurance orders only.

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Selected Consolidated Balance Sheet Information
(in thousands, unaudited)

	September 30,	December 31,
	2020	2019
Cash and cash equivalents	$1,512,369	$1,485,959
Investments	6,699,607	6,589,443
Goodwill and other intangible assets, net	1,551,980	1,242,741
Total assets	12,638,810	11,519,167
Reserve for claim losses	1,069,859	1,063,044
Notes and contracts payable	1,011,758	728,232
Total stockholders’ equity	$4,723,770	$4,420,484

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Three Months Ended		Title	Specialty	Corporate
September 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$807,947	$680,910	$127,037	$—
Agent premiums	722,434	722,434	—	—
Information and other	285,882	282,671	3,450	(239)
Net investment income	52,466	44,726	2,105	5,635
Net realized investment gains	44,992	41,252	3,740	—
	1,913,721	1,771,993	136,332	5,396
Expenses
Personnel costs	511,298	481,417	22,271	7,610
Premiums retained by agents	572,780	572,780	—	—
Other operating expenses	281,079	251,304	20,899	8,876
Provision for policy losses and other claims	157,836	70,167	87,669	—
Depreciation and amortization	38,227	36,194	1,995	38
Impairments on assets held for sale	73,264	—	73,264	—
Premium taxes	19,885	17,522	2,363	—
Interest	15,981	5,129	—	10,852
	1,670,350	1,434,513	208,461	27,376
Income (loss) before income taxes	$243,371	$337,480	$(72,129)	$(21,980)

Three Months Ended		Title	Specialty	Corporate
September 30, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$728,610	$606,812	$121,798	$—
Agent premiums	656,154	656,154	—	—
Information and other	208,297	205,282	3,270	(255)
Net investment income	76,628	72,044	3,064	1,520
Net realized investment gains	1,507	449	1,058	—
	1,671,196	1,540,741	129,190	1,265
Expenses
Personnel costs	470,683	447,795	20,742	2,146
Premiums retained by agents	518,824	518,824	—	—
Other operating expenses	248,252	218,687	19,230	10,335
Provision for policy losses and other claims	124,683	50,519	74,164	—
Depreciation and amortization	31,719	29,822	1,859	38
Impairments on assets held for sale	—	—	—	—
Premium taxes	19,484	17,310	2,174	—
Interest	12,213	4,214	—	7,999
	1,425,858	1,287,171	118,169	20,518
Income (loss) before income taxes	$245,338	$253,570	$11,021	$(19,253)

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Segment Information
(in thousands, unaudited)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2020	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$2,080,568	$1,712,946	$367,622	$—
Agent premiums	1,920,011	1,920,011	—	—
Information and other	728,563	719,196	9,992	(625)
Net investment income	156,760	147,628	7,005	2,127
Net realized investment gains	49,491	35,777	7,199	6,515
	4,935,393	4,535,558	391,818	8,017
Expenses
Personnel costs	1,392,445	1,320,097	64,398	7,950
Premiums retained by agents	1,520,559	1,520,559	—	—
Other operating expenses	788,407	700,090	61,731	26,586
Provision for policy losses and other claims	414,001	181,648	232,353	—
Depreciation and amortization	110,652	104,705	5,832	115
Impairments on assets held for sale	73,264	—	73,264	—
Premium taxes	53,554	47,360	6,194	—
Interest	41,521	12,838	—	28,683
	4,394,403	3,887,297	443,772	63,334
Income (loss) before income taxes	$540,990	$648,261	$(51,954)	$(55,317)

Nine Months Ended		Title	Specialty	Corporate
September 30, 2019	Consolidated	Insurance	Insurance	(incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,910,830	$1,561,926	$348,904	$—
Agent premiums	1,701,538	1,701,538	—	—
Information and other	581,858	573,150	9,490	(782)
Net investment income	236,607	213,067	8,496	15,044
Net realized investment gains	42,564	35,114	7,450	—
	4,473,397	4,084,795	374,340	14,262
Expenses
Personnel costs	1,329,322	1,251,590	60,246	17,486
Premiums retained by agents	1,344,517	1,344,517	—	—
Other operating expenses	667,047	581,455	57,284	28,308
Provision for policy losses and other claims	331,525	130,539	200,986	—
Depreciation and amortization	97,537	92,043	5,379	115
Impairments on assets held for sale	—	—	—	—
Premium taxes	50,887	44,988	5,899	—
Interest	36,057	11,271	—	24,786
	3,856,892	3,456,403	329,794	70,695
Income (loss) before income taxes	$616,505	$628,392	$44,546	$(56,433)

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Reconciliation of Pretax Margins and Earnings per Diluted Share
Excluding Net Realized Investment Gains and Losses ("NRIG(L)")
(in thousands, except margin and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Consolidated
Total revenues	$1,913,721	$1,671,196	$4,935,393	$4,473,397
Less: NRIG(L)	44,992	1,507	49,491	42,564
Total revenues excluding NRIG(L)	$1,868,729	$1,669,689	$4,885,902	$4,430,833

Pretax income	$243,371	$245,338	$540,990	$616,505
Less: NRIG(L)	44,992	1,507	49,491	42,564
Pretax income excluding NRIG(L)	$198,379	$243,831	$491,499	$573,941

Pretax margin	12.7%	14.7%	11.0%	13.8%
Less: Pretax margin impact of NRIG(L)	2.1%	0.1%	0.9%	0.8%
Pretax margin excluding NRIG(L)	10.6%	14.6%	10.1%	13.0%

Earnings per diluted share (EPS)	$1.62	$1.65	$3.68	$4.26
Less: EPS impact of NRIG(L)	0.30	0.01	0.34	0.30
EPS excluding NRIG(L)	$1.31	$1.63	$3.34	$3.96

Title Insurance and Services Segment
Total revenues	$1,771,993	$1,540,741	$4,535,558	$4,084,795
Less: NRIG(L)	41,252	449	35,777	35,114
Total revenues excluding NRIG(L)	$1,730,741	$1,540,292	$4,499,781	$4,049,681

Pretax income	$337,480	$253,570	$648,261	$628,392
Less: NRIG(L)	41,252	449	35,777	35,114
Pretax income excluding NRIG(L)	$296,228	$253,121	$612,484	$593,278

Pretax margin	19.0%	16.5%	14.3%	15.4%
Less: Pretax margin impact of NRIG(L)	1.9%	0.1%	0.7%	0.8%
Pretax margin excluding NRIG(L)	17.1%	16.4%	13.6%	14.6%

Specialty Insurance Segment
Total revenues	$136,332	$129,190	$391,818	$374,340
Less: NRIG(L)	3,740	1,058	7,199	7,450
Total revenues excluding NRIG(L)	$132,592	$128,132	$384,619	$366,890

Pretax income	$(72,129)	$11,021	$(51,954)	$44,546
Less: NRIG(L)	3,740	1,058	7,199	7,450
Pretax income excluding NRIG(L)	$(75,869)	$9,963	$(59,153)	$37,096

Pretax margin	(52.9)%	8.5%	(13.3)%	11.9%
Less: Pretax margin impact of NRIG(L)	4.3%	0.7%	2.1%	1.8%
Pretax margin excluding NRIG(L)	(57.2)%	7.8%	(15.4)%	10.1%

Totals may not sum due to rounding.

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Expense and Success Ratio Reconciliation
Title Insurance and Services Segment
($ in thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Total revenues	$1,771,993	$1,540,741	$4,535,558	$4,084,795
Less: Net realized investment gains	41,252	449	35,777	35,114
Net investment income	44,726	72,044	147,628	213,067
Premiums retained by agents	572,780	518,824	1,520,559	1,344,517
Net operating revenues	$1,113,235	$949,424	$2,831,594	$2,492,097

Personnel and other operating expenses	$732,721	$666,482	$2,020,187	$1,833,045
Ratio (% net operating revenues)	65.8%	70.2%	71.3%	73.6%
Ratio (% total revenues)	41.4%	43.3%	44.5%	44.9%

Change in net operating revenues	$163,811		$339,497
Change in personnel and other operating expenses	66,239		187,142
Success Ratio(1)	40%		55%

(1) Change in personnel and other operating expenses divided by change in net operating revenues.

-more-

First American Financial Reports Third Quarter 2020 Results

First American Financial Corporation
Supplemental Direct Title Insurance Order Information(1)
(unaudited)

	Q320	Q220	Q120	Q419	Q319
Open Orders per Day
Purchase	2,405	1,919	1,978	1,622	2,108
Refinance	3,154	2,898	2,884	1,487	1,922
Refinance as % of residential orders	57%	60%	59%	48%	48%
Commercial	486	362	510	522	523
Default and other	370	310	345	364	405
Total open orders per day	6,416	5,489	5,716	3,995	4,958

Closed Orders per Day
Purchase	1,820	1,310	1,277	1,469	1,639
Refinance	2,320	2,222	1,451	1,391	1,256
Refinance as % of residential orders	56%	63%	53%	49%	43%
Commercial	248	232	265	332	289
Default and other	167	213	276	366	318
Total closed orders per day	4,555	3,977	3,269	3,559	3,502

Average Revenue per Order (ARPO)
Purchase	$2,726	$2,581	$2,526	$2,541	$2,528
Refinance	1,204	1,194	1,165	1,195	1,159
Commercial	8,993	7,373	9,690	11,425	10,791
Default and other	46	41	299	209	257

Total ARPO	$2,193	$1,950	$2,315	$2,603	$2,513

Business Days	64	64	62	63	64

(1) U.S. operations only.

Totals may not sum due to rounding.

###